Exhibit 10.1

Loan Agreement

The Loan Agreement (the "Agreement") is entered into as of October 11, 2016 between the following two parties:

(1) LAW Insurance Broker Co., Ltd. (the "Lender")

(2) Action Holdings Financial Limited, a corporation duly organized and existing under the laws of British Virgin Islands, having its principal office at TrustNet Chamber, P.O. Box 3444, Road Town, Tortola, British Virgin Islands. (the "Borrower")

The Lender and the Borrower will each be referred to as a "Party" and collectively referred to as the "Parties."

WHEREAS, the Borrower wishes to borrow a short-term loan from the Lender for its short-term payments and the Lender agrees to provide such loan to the Borrower for such specified purpose.

NOW THEREFORE, the Parties agree as follows:

1.	The Lender agrees to provide the loan at amount NTD 70,000,000 (the “Loan”) to the Borrower and agrees to remit such Loan to the account owned by the Borrower (No. [***] at CTBC Bank) within 10 days of the effective date of this Agreement.

2.	Term for the Loan shall be from October 11, 2016 to October 10, 2017 (the “Term”) with a fixed interest rate at 2.0%. The principal amount of the Loan together with the accrued interest shall be paid in one lump sum before October 10, 2017.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first hereinabove set forth.

Lender: LAW Insurance Broker Co., Ltd.

Borrower: Action Holdings Financial Limited